EXHIBIT 107

CALCULATION OF FILING FEE TABLES

Schedule 14C

(Form Type)

Astra Space, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Valuation

	Proposed maximum aggregate value of transaction	Fee rate	Amount of Filing Fee

Fees to Be Paid	$11,353,709.50(1)	.0001476	$1,675.81(2)

Fees Previously Paid	$0		$0

Total Transaction Valuation	$11,353,709.50

Total Fees Due for Filing			$1,675.81

Total Fees Previously Paid			0

Total Fee Offsets			0

Net Fee Due			$1,675.81

Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims		—	—	—		—

Fee Offset Sources	—	—	—		—		—

(1)

Calculated in accordance with Rule 0-11 of the Exchange Act (“Rule 0-11”). Solely for the purpose of calculating the filing fee, the aggregate value of the transaction was calculated by multiplying 22,707,419, which is the sum of (a) the 19,004,806 shares of Astra Space, Inc. Class A common stock, par value $0.0001 per share (the “Class A Shares”) and (b) 3,702,613 shares of Class B common stock, par value $0.0001 per share (the “Class B Shares”, and together with the Class A Shares, the “Common Shares”) potentially entitled to receive the per share merger consideration, by $0.50, the per share merger consideration. In accordance with Rule 0-11(c), this amount is to be calculated by adding (i) the aggregate cash consideration delivered to security holders in connection with the transaction and (ii) if securities are to be delivered to holders in connection with the transaction, the market value of such securities computed in accordance with Rule 0-11(a)(4). To the extent securities are delivered to holders of Common Shares (including holders of Class A Shares received upon the conversion of Class B Shares), such securities will be Series A preferred stock, par value $0.0001 per share, of Apogee Parent, Inc., a Delaware corporation (the “Series A Preferred Stock”). The market value of Series A Preferred Stock under Rule 0-11(a)(4) is $0. This figure represents the maximum possible transaction value by assuming that all Common Shares are exchanged for cash.

(2)	The amount of the filing fee, calculated in accordance with Rule 0-11, was calculated by multiplying $11,353,709.5 by 0.0001476.